Exhibit 99.1

FOR IMMEDIATE RELEASE	Press Contact: Yolanda White 858-812-7302 Direct Investor Information: 877-934-4687 investor@kratosdefense.com

KRATOS DEFENSE & SECURITY SOLUTIONS, INC.  ANNOUNCES

PROPOSED PRIVATE OFFERING OF
10% SENIOR SECURED NOTES DUE 2017

NET PROCEEDS OF OFFERING TO BE USED FOR PENDING HERLEY ACQUISITION

SAN DIEGO, CA, March 22, 2011 — Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS) announced today that its wholly-owned subsidiary, Acquisition Co. Lanza Parent intends to commence a private offering (the “Offering”) to eligible purchasers, subject to market and other conditions, of $250 million aggregate principal amount of its 10% Senior Secured Notes due 2017 (the “Notes”).  The Notes will be initially guaranteed by its wholly-owned subsidiary Lanza Acquisition Co.

The net proceeds from the Offering will be used, together with cash contributions from Kratos, to finance the acquisition of all of the outstanding shares of common stock of Herley Industries, Inc. (“Herley”), to pay related fees and expenses and for general corporate purposes.   Promptly after the acquisition of 100% of the equity of Herley, the Notes will be exchanged in a like principal amount for tack-on notes of Kratos that would constitute an additional issuance of 10% Senior Secured Notes due 2017 of Kratos under its existing Indenture dated as of May 19, 2010

The Notes and the related guarantees are being offered inside the United States to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.

The Notes and the related guarantees have not been registered under the Securities Act, any other United States federal securities laws or the securities laws of any state or other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities or blue sky laws and foreign securities laws. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, the Notes or any other securities, nor shall there be any sales of securities mentioned in this press release in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Any offers of the Notes will be made only by means of a private offering memorandum.

About Kratos Defense & Security Solutions

Kratos Defense & Security Solutions, Inc. (NASDAQ: KTOS) is a specialized national security business providing mission critical products, services and solutions for United States National Security priorities.  Kratos’ core capabilities are sophisticated engineering, manufacturing and system integration offerings for national security platforms and programs. Kratos’ areas of expertise include C5ISR, unmanned systems, cyber warfare, cyber security, information assurance, critical infrastructure security and weapons systems sustainment.  Kratos has primarily an engineering and technical oriented work force of approximately 2,900, the majority of which hold an active national security clearance.  Kratos’ primary end customers are United States Federal Government agencies, including the Department of Defense, classified agencies, intelligence agencies and Homeland Security related agencies.

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties, including, without limitation, statements regarding the completion of the proposed Offering and Kratos’ use of the proceeds from the Offering.  Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed Offering. There can be no assurance that Kratos will be able to complete the proposed Offering on the anticipated terms, or at all.  For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Kratos’ business in general, see the risk disclosures in Kratos’ SEC filings, including its most recent Annual Report on Form 10-K for the year ended December 26, 2010 and in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and other filings made with the SEC by Kratos.  All forward-looking statements included in this news release are based on information available at the time of the release. Kratos is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.